Exhibit 99.1

FOR RELEASE:	January 30, 2019

Mark A. Jeffries

Executive Vice President and Chief Financial Officer

Select Bancorp Inc.

Office: 910-892-7080

markj@selectbank.com

SelectBank.com

SELECT BANCORP ANNOUNCES AGREEMENT

TO PURCHASE CITY NATIONAL BRANCH IN VIRGINIA BEACH, VA

DUNN, NC, January 30, 2019 . . . Select Bancorp, Inc. (NASDAQ: SLCT), the holding company for Select Bank & Trust Company, announced today that Select Bank & Trust has entered into a definitive purchase and assumption agreement pursuant to which the bank has agreed to purchase one branch from City National Bank of West Virginia. Terms of the agreement provide for Select Bank & Trust to assume the majority of deposits and to acquire the equipment and other selected assets associated with City National Bank of West Virginia’s branch located at 621 Nevan Road, Virginia Beach, VA. Following closing of the proposed transaction, the existing branch office in Virginia Beach would operate as a branch of Select Bank & Trust.

Upon the announcement, William L. Hedgepeth, president and CEO of Select Bancorp, said, “It is our goal to further expand the markets we serve and enter new markets. This branch will serve as an extension of our Elizabeth City, NC market and our team in Elizabeth City is very familiar with this area, making it a natural fit but also allowing us to begin building relationships in the populated and robust Golden Crescent of Virginia with a very active economy. As part of our strategic planning process and growth philosophy, we make an effort to seek out prime locations with outstanding employees. We look forward to serving the people of the Hampton Roads area. This is an exciting time for not only Select Bancorp, but for all of our shareholders, customers and communities, as a larger, well-established community bank.”

The Virginia Beach branch location is located in the Hilltop area of the city, a robust retail area. “For us, it's a good fit. We believe the folks in this area, and beyond, will enjoy the level of service and attention they will receive under the Select Bank & Trust name and we’ll be able to serve them in many ways, with traditional banking, mortgage lending, SBA lending and other great products and services,” added Hedgepeth.

The transaction is subject to state and federal bank regulatory approvals and other customary closing conditions and is expected to close during the second quarter of 2019. Select Bank & Trust was advised by Roger G. Powell LLC as financial advisor and Wyrick Robbins Yates & Ponton LLP as legal counsel. Performance Trust Capital Partners, LLC, served as financial advisor and Dinsmore & Shohl LLP provided legal counsel to City National Bank of West Virginia on the transaction.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina and South Carolina. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”. Select Bank & Trust has 18 offices in Burlington, Charlotte, Clinton, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington, and Wilmington N.C. and Blacksburg, Rock Hill, and Six Mile, S.C. Select Bank & Trust serves these, and nearby communities focusing on local businesses and consumers as a dedicated community bank. The mission of Select Bank & Trust is to be the bank of choice in the communities we serve, by providing exceptional customer service, superior products and experienced bankers using a “common sense” approach to banking. When customers choose to bank with Select Bank & Trust, they receive quality financial products at a fair and competitive price, along with unparalleled friendly, courteous, and responsive service.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about Select Bancorp, Inc. and its bank subsidiary that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed transaction between Select Bank & Trust and City National Bank of West Virginia, the estimated impact of the branch acquisition on financial results, acceptance by existing branch customers of Select Bank & Trust’s products and services, and the opportunities to enhance market share in certain markets. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about Select Bancorp, Inc. and its subsidiary bank. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of regulatory approvals required for the transaction on the terms expected, on the anticipated schedule, or at all; the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; the effect of the announcement of the transaction on employee and customer relationships at the branch and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Select Bancorp, Inc.’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request. Select Bancorp, Inc. assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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